Exhibit 10.1

SEVERANCE AND CONSULTING AGREEMENT

This Severance and Consulting Agreement (“Agreement”) is made and entered into as of June 4, 2014 (“Effective Date”), by and between VAALCO Energy, Inc. (the “Company”) and Robert L. Gerry III (“Executive”). The Company and Executive may be individually referred to herein as “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Executive is the Chairman of the Board of Directors of the Company (“Chairman”) and previously served in various employment capacities for the Company, including as its Chief Executive Officer; and

WHEREAS, Executive and Company are parties to the agreements listed in Exhibit A; and

WHEREAS, the Company and Executive agree that Executive will retire from his employment with the Company and as Chairman effective as of June 4, 2014 (the “Retirement Date”) and be paid the Severance Payments provided for herein, subject to the terms and conditions hereafter set forth; and

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance which Executive possesses and, in turn, to give Executive certain duties as a non-employee consultant to the Company and as “Chairman Emeritus” to its Board of Directors (the “Board”), as described in this Agreement; and

WHEREAS, the Company desires to continue to secure the services of Executive, as a non-employee consultant to the Company, subject to the terms and conditions hereafter set forth; and

WHEREAS, Executive is willing to enter into this Agreement subject to the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Parties hereby agree as follows:

Article I.

Retirement and Release of Claims

1.1 Definitions and Interpretation. Various terms used in this Agreement are defined in Section 5.1, and interpretative matters are described in Section 5.2.

1.2 Retirement from the Company. Executive shall voluntarily retire from all positions as a director, officer and employee of the Company and its Affiliates, including his position as Chairman, effective as of the Retirement Date.

1.3 Release of Claims. As a condition to the receipt of the Severance Payments and Consultant Compensation described in Section 2.7 and Section 2.7, the Executive must first execute and return to the Company a release agreement (the “Release”) that is substantially in the same form as attached hereto as Exhibit B (together with any changes to such form as the Company may reasonably require, in its discretion, to reflect any changes in applicable law or any agreement by the Company not to require a release with respect to one or more particular claims or potential claims) following the Retirement Date. The Company will deliver the Release to Executive within five (5) days before the Retirement Date. The Executive must return the executed Release to the Company within the applicable time period specified in the Release. No Severance Payments or Consultant Compensation shall be payable by the Company unless and until the Release has been executed by the Executive, has not been revoked by Executive, and is no longer subject to revocation by Executive.

The Release shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or other benefit that is required under this Agreement or any Plan or Agreement noted on Exhibit A prior to the receipt of such benefit by or on behalf of the Executive or any other vested benefit to which Executive is entitled, (b) a breach of this Agreement by the Company or (c) any claim or cause of action arising out of the Company’s obligation to indemnify the Executive in his capacity as a director, officer or employee of the Company or any Affiliate as provided in the Company’s by-laws, any agreement to which the Executive is a party or beneficiary, at law, or otherwise.

1.4 Post-Termination Restrictive Covenants. As an inducement to the Company to enter into this Agreement, Executive represents to, and covenants with or in favor of, the Company, his compliance with (a) Section 2.12 of this Agreement (b) any written Company policies that apply to, or cover, Executive, including, without limitation, those regarding non-disparagement, return of Company property, and confidentiality, and (c) the Company’s written policies covering the Executive as an employee, officer or director of the Company or any Affiliate.

Article II.

CONSULTING SERVICES AND SEVERANCE PAYMENTS

2.1 Post-Employment Consulting Services. Subject to satisfaction of the requirements in Section 1.3 regarding the Release, during the Consulting Term described in Section 2.3, the Company shall retain Executive as a consultant to the Company in the capacity as an independent contractor and not as an employee of the Company, and Executive agrees to serve as a non-employee consultant to the Company for the purpose of advising and assisting the Company and the Board pursuant to the terms and conditions of this Agreement.

If and when requested by the Chief Executive Officer of the Company (“CEO”) or the Board (by resolution of the Board) during the Consulting Term, Executive agrees to (a) advise and assist with respect to any aspect of the Company’s operations; and (b) provide other advice to the Company or its Affiliate, or directly to the Board, and offer assistance on other matters as reasonably requested from time to time, including, without limitation, attending meetings at such times as mutually agreed upon (everything in clauses (a) and (b) being collectively the “Consultant Services”). Executive shall not perform any Consultant Services without obtaining advance approval from the CEO or any member of the Board, or their delegates.

(a)	The Parties hereby confirm and agree that the Executive shall be retained and engaged by the Company to provide Consulting Services as an independent contractor of the Company, and Executive’s relationship to the Company or any Affiliate during the Consulting Term shall be solely that of an independent contractor and not as a director, officer or employee.

(b)	The Company shall not have the right to direct, control, or supervise Executive in the performance of any of his duties during the Consulting Term. Executive possesses all the technical training, education, expertise, experience, and industry contacts that are necessary to satisfactorily complete the Consulting Services for which he is engaged by the Company.

(c)	Executive shall have no authority or power to bind the Company or any Affiliate in relation to any third party, or to represent to any third party that Executive has any authority or power to bind the Company or any Affiliate.

(d)	During the Consulting Term, Executive shall be provided with satisfactory office space, parking, equipment, business publications, and secretarial and other clerical support as appropriate to perform the Consulting Services, all at no cost to Executive.

(e)	During the Consulting Term, the Company shall continue to house the property of Executive, including, without limitation, artwork, books, and furniture, that is housed at the Company’s office space as of the Retirement Date so long as the housing of such property does not interfere with the Company’s business or operations.

(f)	The level of services to be provided to the Company by Executive during the Consulting Term shall be no more than twenty percent (20%) of the average level of services that the Executive provided to the Company during the immediately preceding 36-month period prior to commencement of the Consulting Term, as determined under Code Section 409A.

(g)	Executive shall not be eligible to participate in any Plans as the result of his performance of Consulting Services and, for all purposes of such Plans, Executive shall be classified as a non-employee.

(h)

Unless otherwise instructed by the Board of Directors or any committee thereof, the Executive may attend all meetings of the Board of Directors and each committee of the Board of Directors in the capacity of Chairman Emeritus, which shall not be a director or voting member of the Board.

The Executive agrees that following the termination of this Agreement the Board may request that Executive continue to be Chairman Emeritus and Executive agrees to continue as Chairman Emeritus under such terms as the Company and Executive shall mutually agree.

(i)	Nothing in this Agreement shall prevent Executive from serving on the boards of outside entities or undertaking other consulting engagements during the Consulting Term, provided that such other board service or other engagements shall not unreasonably interfere with Executive’s performance under this Agreement, and the Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.

2.2 Cooperation. During the Consulting Term, the Executive shall cooperate with the Company and its Affiliates, and with the legal counsel for the Company and any Affiliate, in connection with any present and future actual or threatened litigation, governmental, or administrative proceeding involving the Company or any Affiliate that relates to events, occurrences or conduct occurring (or claimed to have been occurred) during his prior period of employment with the Company or with respect to the Consulting Services. This cooperation by the Executive shall include, but not be limited to:

(a)	making himself reasonably available for interviews and discussions with counsel as well as for depositions and trial testimony;

(b)	if depositions or trial testimony are to occur, making himself available and cooperating in such preparation as and to the extent that the Company or counsel reasonably requests;

(c)	refraining from impeding in any way with the prosecution or defense of such litigation or administrative proceeding by the Company or an Affiliate;

(d)	cooperating in the development and presentation of the prosecution or defense of such litigation or administrative proceeding by the Company or an Affiliate; and

(e)	if Executive is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to the Company or an Affiliate, Executive shall promptly notify the Company before responding or cooperating.

Nothing in this Section 2.2 shall prohibit Executive from complying with any legal obligations or responding truthfully in connection with any investigation, administrative or regulatory proceeding or litigation.

2.3 Term of Agreement. Unless earlier terminated (a) by the Company pursuant to this Section 2.3, (b) automatically upon the dissolution, winding-up or termination of the Company or (c) automatically upon the death or Disability of the Executive, this Agreement shall commence on the Effective Date and shall continue in effect through the end of the Consulting Term. The Consulting Term shall begin on the date that is eight (8) days after the signed Release is returned to the Company pursuant to Section 1.3, and shall end as of the close of business on December 31, 2015, unless extended as set out below in this Section 2.3.

Commencing on January 1, 2016, the Company and Executive shall have the option to extend the Consulting Term by mutual written agreement for a mutually agreeable time period and under mutually agreeable terms and conditions. Notwithstanding the foregoing, the Consulting Term may be terminated by the Company for Cause at any time with no requirement for any advance Notice to Executive. For the avoidance of doubt, other than as provided in Section 2.3(b) and (c) above, the Company may not terminate the Consulting Term without Cause.

If the Company terminates this Agreement for Cause, or if this Agreement terminates automatically upon the dissolution, winding-up on termination of the Company or the death or Disability of the Executive, the Company shall make a lump sum payment to Executive equal to $300,010 less any payments made previously to Executive under Section 2.6 within thirty (30) Business Days of termination of the Agreement.

2.4 Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented out-of-pocket costs and expenses incurred by Executive in performing the Consulting Services (including, without limitation, (a) travel to and from, and accommodations for, meetings incident to performing the Consulting Services at a level consistent with executive management of the Company at that time, (b) out-of-pocket costs and expenses incurred in connection with Executive’s performance under Section 2.2 and (c) costs to renew through the end of the Consulting Term business subscriptions which costs are covered by the Company as of Executive’s Retirement Date) in accordance with the Company’s expense reimbursement policies for contractors, as in effect from time to time.

2.5 Executive’s Standard of Care. Executive shall perform the Consulting Services with the degree of care, skill and prudence that he reasonably believes to be in the best interest of the Company.

2.6 Severance Payment, Premium Payment, and Extended Option Term.

(a)	The Company will pay Executive the amount of $300,010 as severance (the “Severance Payment”). The Severance Payment will be made in 19 substantially equal installment payments of $15,790, minus applicable taxes and withholdings, due on the last day of each month commencing in June 30, 2014 and ending December 31, 2015. Each installment payment shall be made by the Company to Executive within 20 day period immediately following the last day of the each such month. The Company and the Executive agree that the Severance Payments provided for herein are paid in lieu of any other severance benefits to which the Executive may be entitled from the Company or any Affiliate at any time, and that Executive shall not be entitled to any severance benefits other than as expressly provided in this Agreement.

(b)	The Company will reimburse to Executive the premiums paid by Executive for a supplemental health insurance policy of Executive’s choosing covering Executive and his spouse for eighteen months not to exceed, in the aggregate, $24,135.12 (“Premium Payment”).

(c)	Notwithstanding anything in the award grants or governing Plans to the contrary, the Parties agree that, for the following stock option awards of Executive: the March 18, 2011 Award from the 2001 Stock Incentive Plan, the March 16, 2012 Award from the 2001 Stock Incentive Plan, and the March 5, 2013 Award from the 2012 Long Term Incentive Plan, the option term (i.e. the period of time during which the stock options are in effect and Executive can exercise the stock options) shall end on December 31, 2015, and for Executive’s March 3, 2010 Award from the 2007 Stock Incentive Plan, the option term shall end on March 3, 2015 (all of such option extensions, the “Extended Option Term”), subject, in all other respects, to the other terms and conditions in such plans and stock option award agreements.

2.7 Consultant Compensation. The Company will pay Executive $5,263 per month due on June 30, 2014 and on the last day of each subsequent month during the Consulting Term (“Consultant Compensation”). Each such payment shall be made by the Company to Executive with in the 20 day period immediately following the last day of each such month. The Consultant Compensation shall be Executive’s agreed fee for performing the Consultant Services, and shall be payable even if Executive does not actually perform any Consulting Services for that month. No payment or benefit that Executive is entitled to receive under this Agreement shall be reduced by any (a) compensation or fees earned by Executive as the result of his employment or engagement by another Person, (b) retirement or other benefits provided under any Plan, the Severance Payment provided in Section 2.6, (c) reimbursement of expenses under Section 2.4, or (d) or other sources of compensation or fees paid to or on behalf of Executive.

2.8 No Tax Withholding. The Company shall classify Executive as an independent contractor of the Company during the Consulting Term. The Company shall not withhold any taxes from any of the Consultant Compensation paid to Executive. Executive agrees that he is responsible for timely paying all taxes relating to the Consultant Compensation.

2.9 Indemnification. The Company shall indemnify, to the fullest extent permitted under applicable law, defend and hold harmless the Executive from and against any and all liability, costs, expenses and damages arising from, or related to, the Consulting Services pursuant to this Section 2.9.

(a)

General. The Company and its Affiliates shall, jointly and severally, indemnify, defend and hold harmless Executive from and against any and all liability, costs, expenses, damages and claims, including, without limitation, CLAIMS ALLEGING EXECUTIVE’S NEGLIGENCE, arising from his service as a consultant to the Company or any of its Affiliates. This Section 2.9 shall be in addition to, and shall not limit in any way, the rights of Executive to any other indemnification from the Company or an Affiliate, as a matter of law, contract or otherwise. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a consultant to the Company or any Affiliate under this Agreement, Executive shall be indemnified and held harmless by the Company and its Affiliates, on a joint and several basis, from and against any and all Expenses (as defined below) that are incurred or suffered by Executive in connection therewith. The foregoing indemnification rights and obligations shall continue even if Executive has ceased to be a consultant for the Company or any Affiliate and shall inure to the benefit of his heirs, executors, administrators, successors and assigns.

(b)	Expenses. As used in this Section 2.9, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, reasonable attorneys’ and accountants’ fees, costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)	Advances of Expenses. Expenses that are incurred, or reasonably expected to be incurred, by Executive in connection with any Proceeding shall be paid by the Company or an Affiliate in advance upon the request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company an undertaking to reimburse the Company for Expenses with respect to which it is determined that Executive is not entitled to indemnification hereunder.

(d)	Notice of Claim. Executive shall give timely Notice to the Company of any claim made against him for which indemnification will, or could be, sought under this Agreement after Executive has direct knowledge of such a claim. In addition, with respect to such a claim, Executive shall give the Company such information and cooperation, as it may reasonably require, except to the extent that Executive’s interest in such claim is directly adverse to the Company.

(e)	Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(1) The Company and its Affiliates will be entitled to participate therein at their own expense.

(2) Except as otherwise provided below, to the extent that it may desire, the Company or any Affiliate will be entitled to assume the defense thereof, which in the Company’s or Affiliate’s discretion may be regular counsel to the Company or an Affiliate or may be counsel to officers and directors of the Company or an Affiliate. Executive also shall have the right to employ his own counsel in such Proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive and, in such circumstances, the reasonable fees and expenses of such counsel shall be at the expense of the Company.

(3) The Company and its Affiliates shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without the written consent of the Company. The Company or an Affiliate shall not settle any action or claim in any manner that would impose any (a) penalty that would not be paid directly or indirectly by the Company or an Affiliate or (b) limitation, judgment, or liability on Executive, without first obtaining Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay its reasonable consent to any proposed settlement.

(f)	Non-exclusivity. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition, as conferred in this Section 2.9, shall not be exclusive of any other right that Executive may have or hereafter may acquire under any law or governing document of the Company or any Affiliate, agreement or otherwise. Nothing in this Agreement shall alter or limit the Company’s obligation to indemnify the Executive in his capacity as a director, officer, or employee of the Company or any Affiliate as provided in the Company’s by-laws, any agreement to which the Executive is a party or beneficiary, at law, or otherwise. Furthermore, nothing in this Agreement shall alter or limit any coverage of Executive under the Company’s applicable directors and officers insurance.

2.10 Confidential Information. For purposes of this Section 2.10, the term “Company” shall refer to and include the Company and its Affiliates. During the Consulting Term, the Company will (a) disclose or entrust to the Executive, and provide the Executive with access to, Confidential Information, (b) place the Executive in a position to develop business goodwill belonging to the Company, and (c) disclose or entrust to the Executive business opportunities to be developed for the Company.

(a)	Executive acknowledges that Confidential Information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(b)

Executive acknowledges and agrees that all Confidential Information about the Company that was previously provided in the course of employment with the Company, and Confidential Information that will be provided during the Consulting Term, is and will continue to be, the exclusive property of the Company. The Executive agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except as permitted hereunder.

(c)	During and following the Consulting Term, Executive shall hold in confidence and not directly or indirectly disclose, use, copy, or make any list of any Confidential Information, except to the extent necessary to carry out the Consulting Services hereunder. Executive agrees to give the Notice to Company of any attempts to compel disclosure of any Confidential Information within three (3) Business Days after the Executive is informed that such disclosure is being, or will be, compelled. This Notice shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d)	Following the expiration of Consulting Term for whatever reason, Executive agrees that: (1) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining the advance written consent of an authorized Company representative; and (b) he will promptly return to the Company all Confidential Information, documents, files, and records (written or electronically stored) that are in his possession or under his control, and he will not use or disclose such materials in any way or in any format including, without limitation, written information in any form, information stored by electronic means, and all copies of materials containing any Confidential Information, without the written consent of the Company.

(e)	The Executive shall continue to abide by the Company’s confidentiality policies during and following the Consulting Term. Executive shall not at any time disclose to any unauthorized Person, or publish, or use for any purpose, any Confidential Information, except as the Company the Company directs and authorizes, or as subject to compulsion of law. Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of any Confidential Information. This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality or post-employment agreement or covenant between the Executive and the Company or any of its Affiliates.

2.11 Non-Disparagement. Executive agrees not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, intentionally harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to the Company or any of its Affiliates, or its and their directors, officers, employees and partners (individually and collectively, the “Covered Persons”). Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Covered Persons including, without limitation, information regarding the Covered Persons’ businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, human resources department or operations, employee salaries, employee benefits, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Covered Persons.

Executive also confirms and agrees that he has had a reasonable period of time to consider these non-disparagement covenants, to review such covenants with his attorney, and to consent to such covenants knowingly and voluntarily. Executive further acknowledges that Section 2.11 is a material term of this Agreement. If Executive breaches any provision of Section 2.11, the Company will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against Executive and any other Person acting by, through, under, or in concert with him. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency for purposes of complying with the law.

2.12 Non-Recruitment. Executive agrees that during the Consulting Term and for a period of one year following the end of the Consulting Term, he will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment or contractor relationship with the Company or any Affiliate, or otherwise cease their employment or contractor relationship with the Company or any Affiliate, or otherwise contract for services with, any employee or contractor of the Company or any Affiliate. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, owner, agent, consultant, contractor, employee, or a director of any Person, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services provided by the Company or any Affiliate, from the Company’s or Affiliate’s partners, clients, customers, property owners, or royalty interest owners, or any other Person with whom the Company or Affiliate did business, or had a business relationship with as of, or within the one year period preceding the Retirement Date.

2.13 Return of Company Property/Documents When Term Expires. Following the termination of the Consulting Term for any reason, Executive agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining the advance written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, and files (written or electronically stored) that are in his possession or under his control. Executive further agrees to immediately return to the Company all equipment or other property of the Company or any Affiliate that is in his possession or under his control upon termination of the Consulting Term for whatever reason.

2.14 Disclosure of Business Opportunities. During the Consulting Term and for a period of six (6) months thereafter, Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to use his best efforts to act at all times in the best interests of the Company and its Affiliates. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the business of the Company or any Affiliate, and he shall not appropriate for the Executive’s own benefit any business opportunity that is subject to such fiduciary relationship without the prior written consent of the CEO or the Board.

2.15 Attorney’s Fees. The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the review, preparation and execution of this Agreement.

Article III.

Enforcement

3.1 Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

3.2 Choice of Forum. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute hereunder shall be exclusively in the federal or state courts of competent jurisdiction in Harris County, Texas, and the Parties hereby waive any objection to such jurisdiction or venue, or to the effect that it is inconvenient.

3.3 Injunctive Relief. The Executive acknowledges and agrees that (a) the covenants, obligations and agreements of the Executive in this Agreement concern special, unique and extraordinary matters and (b) a violation of any of these covenants, obligations or agreements could cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, the Executive agrees that Company alone will be entitled to an injunction, restraining order, or all other equitable relief (with any bond requirement not to exceed $20,000.00) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants, obligations or agreements of Executive in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company may have against the Executive. Company and the Executive irrevocably submit to the exclusive jurisdiction of the courts under Section 3.2 regarding the injunctive remedies set forth in this Section 3.3, and each Party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under this Section 3.3.

Article IV.

Miscellaneous Provisions

4.1 Notice. Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted or delivered by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below, or at such other address as the recipient has designated by Notice to the other Party.

(a)	If to the Executive:

Robert L. Gerry III

(b)	If to the Company:

VAALCO Energy, Inc.

4600 Post Oak Place

Suite 309

Houston, TX 77027

Attn: Roland Sledge

With a copy (which shall not constitute notice) to:

Guy Young, Esq.

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, TX 77010

(c)	Deemed Delivery. Each Notice or other communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. (local time of the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

4.2 Limitations on Assignment. Except as expressly provided in this Agreement, Executive may not assign this Agreement or any of his rights or obligations hereunder without the express written consent of the CEO or the Board. Any attempted assignment by Executive in violation of this Section 4.2 shall be void. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, and heirs. In the event of the death of Executive while any benefit is payable hereunder, such benefit shall be promptly provided by the Company to the Executive’s Beneficiary.

4.3 Successors of Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets which assumes and agrees to perform this Agreement. Except as provided in Section 4.2 and Section 4.3, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

4.4 Severability and Reformation. It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held invalid or otherwise unenforceable by a court of competent jurisdiction, the Parties hereby agree and confirm that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement which shall remain fully enforceable. In such event, this Agreement shall be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law. Any such determination or reformation shall not be binding on any court or other governmental authority not otherwise bound to follow such conclusions pursuant to applicable law.

4.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

4.6 Entire Agreement. This Agreement, together with the Release substantially in the form attached hereto as Exhibit B, sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement. The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement. Each Party acknowledges and agrees that in executing this Agreement, the Party did not rely, and has not relied, on any communications, promises, statements, inducements or representations, oral or written, except as expressly contained in this Agreement.

4.7 Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement, or to assert any right that a Party may have under this Agreement, shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances, and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment, termination or other modification of this Agreement shall be effective unless stated in a writing that refers to this Agreement and is signed by both Parties.

4.8 Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he is being provided ample opportunity to discuss this Agreement with his own legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any restrictive covenant that would conflict with his rights or duties under this Agreement.

4.9 Code Section 409A Compliance. In light of the uncertainty surrounding the proper application of Code Section 409A, the Parties agree to cooperate to make any mutually agreed upon amendments to this Agreement that do not otherwise change the substance of the material terms of this Agreement, in order to minimize or avoid the imposition of any penalties or additional taxes that could be imposed under Code Section 409A. Notwithstanding the foregoing, if the Parties cannot agree to such amendments, the terms and conditions of the Agreement shall remain in full force and effect. The Company represents to Executive that it believes that the payments and benefits provided under this Agreement are intended to be exempt from, or comply with, Code Section 409A and, absent any relevant guidance issued by the Internal Revenue Service following the Effective Date, shall report (to the extent legally required) all such payments and benefits accordingly.

4.10 Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

4.11 Counterparts. This Agreement and any amendments thereto will be in writing and may be executed in counterparts and by facsimile with the same effect as if both Parties had signed the same document. Each counterpart will be deemed an original, and all counterparts shall be construed together to constitute one, and the same, document.

Article V.

Definitions and Interpretive Matters

5.1 Defined Terms. In this Agreement, the following terms have the corresponding meanings which are incorporated into the Agreement:

(a)	“Affiliate” means, with respect to the Company, any Person, directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person, as determined by the Board.

(b)	“Beneficiary” means the Executive’s surviving spouse, if any. If there is no surviving spouse at the time of Executive’s death, then the Beneficiary shall be the Executive’s estate.

(c)	“Board” means the then-current board of Directors of the Company.

(d)	“Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

(e)	“Cause” means any of the following: (1) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such a crime by the Executive; (2) the commission by the Executive of a demonstrable act of fraud, or a misappropriation of funds or property, of or upon the Company or any Affiliate; (3) the knowing and willful engagement by the Executive, without the written approval of the Board or CEO, in any activity that competes with the business of the Company or any Affiliate, or which would result in a material injury to the business or reputation of the Company or any Affiliate; or (4) (A) the breach by Executive of any material provision of this Agreement, or (B) the willful and repeated nonperformance of the Executive’s duties to the Company (other than by reason of the Executive’s illness or incapacity), but only under clauses (3), (4) (A) and (4) (B), after (i) Notice from the Board or CEO of such material breach or nonperformance (which Notice specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board or CEO believes that the Executive has breached the Agreement or not substantially performed his duties) and (2) the Executive’s continued willful failure to cure such breach or nonperformance within the reasonable time period set by the Board or CEO, but in no event less than ten (10) Business Days after his receipt of such Notice.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority.

(g)

“Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company or its Affiliate, and its and their owners, customers, or third parties who furnished such information, materials, and/or trade secrets to the Company or its Affiliate with expectations of confidentiality. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Persons referenced above; (2) business information and materials of the Persons referenced above; (3) any information or material that gives the Company or an Affiliate an advantage with respect to its competitors by virtue of not being known by those competitors; and (4) other valuable, confidential information and materials and/or trade secrets of the Persons referenced above. Notwithstanding the foregoing, Confidential Information shall not include information that (A) is already properly in the public domain or enters the public domain with the express consent of the Company or an Affiliate, or (B) is intentionally made available by the Company or an Affiliate to a third party without any reasonable expectation of confidentiality.

For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, surveys, seismic data, drilling data, designs, prices, costs, marketing plans, marketing techniques, studies, test data, leasehold and royalty owners, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

(h)	“Consulting Term” means the time period following the Retirement Date during which the Executive is engaged to perform Consulting Services under this Agreement.

(i)	“Disability” shall mean that the Executive is unable to substantially perform the Consultant Services for a period of at least 30 days during any period of 60 consecutive days due to his physical or mental impairment, as determined by the Board (or any committee thereof) or by the CEO. Executive agrees to submit to any examinations that are reasonably required by an attending physician or other healthcare service provider to determine whether he has a Disability hereunder. All health service provider costs relating solely to the determination of whether Executive has a Disability shall be paid by the Company upon request by Executive.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority.

(k)	“Notice” means a written communication complying with Section 4.1 of the Agreement (“Notify” has the correlative meaning).

(l)	“Person” means any individual, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or other entity.

(m)	“Plan” means any bonus, incentive compensation, savings, pension, retirement, stock option, stock appreciation, stock ownership or purchase, deferred compensation, or health or other welfare benefits, plan, policy, practice, program or arrangement (including any separate contract or agreement) that the Company or an Affiliate maintains for its employees or former employees, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA.

5.2 Interpretive Matters. In the interpretation of the Agreement, except where the context otherwise requires:

(a)	The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)	The terms “including” and “include” do not denote or imply any limitation.

(c)	The conjunction “or” has the inclusive meaning “and/or”.

(d)	The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)	The term “month” refers to a calendar month.

(f)	A reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

[Signature page follows.]

Article VI.

Execution

As evidenced by my signature below, I hereby certify that I have read the Agreement and agree to its terms and conditions.

Executive:	Company:

By:
Robert L. Gerry III	Steve Guidry,
Chief Executive Officer

Date	Date

VAALCO Energy, Inc. 4600 Post Oak Place, Suite 309 Houston, TX 77027 Attn: Roland Sledge

EXHIBIT A

TO

SEVERANCE AND CONSULTING AGREEMENT

LIST OF OTHER AGREEMENTS

[List any separate employment, non-compete, stock option or other equity incentive awards between the Parties.]

Stock Options

1.	2007 Stock Incentive Plan

Grant Date: March 3, 2010

Options Granted: 252,500.00

Option Price: $4.28

Vested Shares: 252,500.00

Expiration Date: March 3, 2015

2.	2001 Stock Incentive Plan

Grant Date: March 18, 2011

Options Granted: 217,475

Option Price: $6.96

Vested Shares: 217,475.00

Expiration Date: March 18, 2016

3.	2001 Stock Incentive Plan

Grant Date: March 16, 2012

Options Granted: 115,900.00

Option Price: $8.81

Options Vested: 115,900.00

Expiration Date: March 16, 2017

4.	2012 Stock Incentive Plan

Grant Date: March 5, 2013

Options Granted: 115,900.00

Option Price: $7.75

Options Vested: 77,266.76

Options Unvested: 38,633.33

Expiration Date: March 5, 2018

A-1

EXHIBIT B

TO

SEVERANCE AND CONSULTING AGREEMENT

RELEASE AGREEMENT

In consideration of the Consultant Compensation set forth in that certain Severance and Consulting Agreement (the “S&C Agreement”) dated as of June 4, 2014, and as it may be amended thereafter, by and between VAALCO Energy, Inc. (the “Company”) and Robert L. Gerry III (“Executive”), this Release Agreement (the “Agreement”) is made and entered into by the Company and the Executive (each a “Party” and together, the “Parties”).

By signing this Agreement, Executive and the Company hereby agree as follows:

1.	Purpose. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential disputes or claims that Executive has, had or may ever have, as of the date of Executive’s execution of this Agreement, against the Company and all of its parents, predecessors, successors, Affiliates (as defined in the S&C Agreement), divisions, related companies and organizations, and its and their present and former agents, employees, managers, officers, directors, attorneys, stockholders, plan fiduciaries, assigns, agents, representatives, and all other Persons (as defined in the S&C Agreement) acting by, through or in concert with any of them (collectively, the “Released Parties”). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract involving Executive.

2.	Termination of Employment. Effective June 4, 2014 (the “Retirement Date”), Executive’s employment with the Company and all of its Affiliates has voluntarily terminated.

3.	Termination Benefits. In consideration for Executive’s execution of, and required performance under, this Agreement, the Company shall provide Executive with the Severance Payment and Consulting Compensation (as defined in the S&C Agreement, which definition and other terms in the S&C Agreement are incorporated herein by this reference). Executive confirms and agrees that he would not otherwise have received, or been entitled to receive, the Severance Payment or Consulting Compensation if he did not enter into this Agreement.

4.

Waiver of Additional Compensation or Benefits. The Severance Payment and Consulting Compensation to be paid to Executive, the Premium Payments, and the Extended Option Term (subject to the terms of the applicable plans and stock option award agreements) constitute the entire amount of compensation and consideration due to Executive under the S&C Agreement and this Agreement, and Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under the S&C Agreement or this Agreement.

5.	Executive Representations. Executive expressly acknowledges and represents, and intends for the Company to rely upon his representations, that he:

(a)	Has not filed any complaints, claims or actions against the Company or any of the other Released Parties with any court, agency, or commission regarding the matters encompassed by this Agreement and, by executing this Agreement, Executive hereby waives the right to recover monetary damages in any proceeding that (1) Executive may bring before the EEOC or any state or local human rights commission or (2) may be brought by the EEOC or any state or local human rights commission by or on Executive’s behalf.

(b)	Understands that he is, by entering into this Agreement, releasing the Released Parties, including the Company, from any and all claims he has, had or may ever have against them under federal, state or local laws, which have arisen on or before the execution date of this Agreement.

(c)	Understands that he is, by entering into this Agreement, waiving all claims that he has, had or may ever have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the execution date of this Agreement.

(d)	Agrees that this Agreement shall be binding on him and his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors and assigns.

(e)	Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(f)	Has been, and is hereby, advised in writing to consult with an attorney of his own choice before signing this Agreement.

(g)	Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his own attorney in entering into this Agreement.

(h)	Is not relying upon any representations, promises, predictions, projections or statements made by or on behalf of the Company or any of the other Released Parties, other than those that are specifically stated in this Agreement.

(i)	Does not waive rights or claims that may arise after the date this Agreement is signed below.

6.	Release. Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, irrevocably and unconditionally releases, waives and forever discharges the Released Parties from and against any and all claims, demands, actions, causes of action, charges, complaints, liabilities, obligations, promises, sums of money, agreements, representations, controversies, disputes, damages, suits, right, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which Executive has, had or may ever have against the Released Parties arising out of, concerning, or related to, his employment or separation from employment with the Company and its Affiliates, from the beginning of time and up to and including the date Executive executes this Agreement below. This Agreement includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation or any other form of discrimination, harassment, hostile work environment or retaliation (including, without limitation, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Texas Labor Code, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any other federal, state or local laws of any jurisdiction); (d) claims under any other federal, state, local, municipal or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment or anti-retaliation statute or ordinance; (e) claims arising under ERISA; or (f) any other statutory or common law claims related to Executive’s employment or separation from employment with the Company and its Affiliates. Executive further represents that, as of the date of his execution of this Agreement, he has not been the victim of any illegal or wrongful acts by any of the Released Parties, including, without limitation, discrimination, retaliation, harassment or any other wrongful act based on sex, age, race, religion, or any other legally protected characteristic.

Notwithstanding the foregoing, this Agreement specifically does not release any claim or cause of action by or on behalf of Executive (or his Beneficiary) (i) for any payment or other benefit that is required under the terms of either the S&C Agreement or pursuant to any Plan (as defined in the S&C Agreement) prior to the receipt thereof by or on behalf of Executive or (ii) arising out of the Company’s obligation to indemnify the Executive in his capacity as a director, officer or employee of the Company or any Affiliate thereof, or as a former director, officer or employee of the Company or any Affiliate as provided in the Company’s by-laws, any agreement to which the Executive is a party or beneficiary, at law, or otherwise.

7.	Twenty-One Calendar Days to Consider Offer of Termination Benefits. Executive shall have, and by signing this Agreement Executive acknowledges and represents that he has been given, a period of twenty-one (21) calendar days to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement. Although Executive may sign this Agreement prior to the end of the twenty-one (21) calendar day period, Executive may not sign this Agreement on or before the Retirement Date. In addition, if Executive signs this Agreement prior to the end of the twenty-one (21) calendar day period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the twenty-one (21) calendar day period is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation or a threat to withdraw or alter the offer prior to the end of the twenty-one (21) calendar day period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of the twenty-one (21) calendar day period.

8.	Seven Day Revocation Period. Executive understands and acknowledges that he may revoke this Agreement at any time within seven (7) calendar days after he signs this Agreement. To revoke this Agreement, Executive must deliver written notification of such revocation to the attention of Steven Guidry, Chief Executive Officer, within seven (7) calendar days after the date that he signs this Agreement. Executive further understands that if he does not revoke this Agreement within seven (7) calendar days following his execution of the Agreement (excluding the date of execution), the Agreement will become effective, binding and enforceable on both Parties.

9.	Agreement not to Sue. Except as set forth in Section 6(i) and (ii) of this Agreement or required by law that cannot be waived, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other Person (as defined in the S&C Agreement) to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company or any Affiliate arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company, or any of the matters discharged and released in this Agreement. Notwithstanding the preceding sentence or any other provision of this Agreement or the S&C Agreement, this release and the S&C Agreement are not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or a state or local human rights commission in connection with any claim that Executive believes he may have against the Company or its Affiliates, or to cooperate or provide truthful testimony to the EEOC or a state or local human rights commission with respect to any investigation. However, by executing this Agreement, Executive hereby waives the right to recover monetary damages in any proceeding he may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission (or any other agency) on Executive’s behalf.

10.	Confidentiality of Agreement. Executive agrees to keep this Agreement and its terms confidential. Executive agrees and understands that he is prohibited from disclosing any terms of this Agreement to anyone, except that he may disclose the terms of this Agreement to his attorney, his spouse, his financial advisor or as otherwise required by compulsion of law. The Company acknowledges and agrees that it is prohibited from disclosing any terms of this Agreement to any third parties, except that the Company may disclose the terms of this Agreement to its attorneys, accountants, and other Persons (as defined in the S&C Agreement) with a need to know, or as otherwise required by compulsion of law.

11.	Agreement to Return Company Property/Documents at end of Consulting Term. Following the termination of the Consulting Term for any reason, Executive agrees that: (i) he will not take with him, copy, alter, destroy or delete any files, documents or other materials whether or not embodying or recording any Confidential Information (as defined in the S&C Agreement), including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, and files, (written or electronically stored) that are in Executive’s possession or under his control. Executive further agrees to immediately return to the Company all Company equipment or other property of the Company or any Affiliate that is in his possession or under his control upon termination of the Consulting Term for whatever reason.

12.	Waiver. A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or other provision by such Party.

13.	Entire Agreement. This Agreement and the S&C Agreement set forth the entire agreement between the Parties and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement and the S&C Agreement.

14.	Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and shall be construed as if such illegal, invalid or unenforceable provision has not been included herein.

15.	Miscellaneous. The Parties understand and agree that if a violation of any term of this Agreement is asserted, the Party who asserts such violation shall have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law or equity, including but not limited to, damages awarded by any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorneys’ fees.

Nothing in this Agreement will be construed to prevent Executive from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. Executive further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any such claim, charge, complaint or action against the Company, an Affiliate or any other Released Party, Executive hereby expressly fully waives and relinquishes any right to recover any damages or other relief, whatsoever, from the Company, its Affiliates and/or other Persons, including costs and attorneys’ fees.

16.	Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws. Jurisdiction and venue of any action or proceeding relating to this Agreement, or any dispute hereunder, shall be exclusively in a federal or state court of competent jurisdiction in Harris County, Texas, and the Parties hereby waive any objection to such jurisdiction or venue including, without limitation, to the effect that it is inconvenient.

17.	Counterparts. The Parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

[Signature page follows.]